Exhibit 99.1

October 10, 2007

Subject:  Business Update

To Our Shareholders:

We are pleased to inform you that the interest in our Electrochemical Fatigue Sensor System has been tremendous in recent months.

The Federal Highway Administration (FHA) has signed their contract with us, to purchase equipment and training as part of their steel bridge testing program.  The contract is currently for $347,500.  They will use our Electrochemical Fatigue Sensor (EFS) system in the laboratory and on their bridges to find growing fatigue cracks.  Following the completion of this program, the FHA will recommend technologies for use on bridges for specific bridge problems.  We anticipate this will result in recommending EFS to all bridge owners across the country for use on fatigue cracks in steel bridges.

Proposals for service and equipment have been requested and subsequently submitted to several entities in Australia with plans to execute by the end of the year.  This contract would include two weeks of service in Australia, training of their personnel, sale of equipment, and sensors, as well as the associated licensing fees for each bridge inspected with the EFS system.

Additionally, our on-call contract with Pennsylvania is continuing to produce good results and PennDOT is pleased.  We anticipate further work orders to be issued for the next inspection season and have received interest in Pennsylvania from several inspection companies to purchase equipment, and sensors as well as training, in order to execute these further work orders for us while paying MATECH licensing fees for each bridge inspected.

We have completed a contract with Massachusetts this past month and will be meeting with the Commissioner (Head of Massachusetts Department Of Transportation) and, a State Senator in the coming weeks to review the results and to continue the dialogue about the steel bridges in the state for the 2008 inspection season.

New York State DOT has provided us with plans and requested a cost proposal for an inspection as well as equipment and training for their personnel.  This was submitted on September 21st and we are awaiting confirmation to proceed.

Moving forward, we also have a meeting scheduled with high ranking officials in the California government and department of transportation to discuss use of EFS on their many bridges.

Additionally, inspection service providers all over the world are now requesting proposals for equipment and training. We are also positioning ourselves with a U.S.-based bridge inspection service provider who is well-established in China. We have received tremendous interest there and are looking to enter a deal with a service provider to meet the demand.

As you can imagine, in light of the recent tragedy in Minnesota, bridge inspections have become a highly discussed and debated topic.  Government officials in Washington D.C. are actively discussing the best way to approach improving the U.S. system for inspections.  All of the solutions involve using the limited funds in a more efficient way.  It is estimated that annually each state can save as much as $100M by making the right maintenance decisions at the right time.  U.S. Congressman James Oberstar, the Chairman of the House Transportation Committee, mentioned using an electrochemical fatigue sensor system (our system) on the floor of Congress as a means to meet those savings goals.  Chairman Oberstar is very aware of our EFS technology, and the tremendous potential savings to the federal and state transportation entities, as a result of a meeting we had with him earlier this year.

In short, we have been very, very busy and I anticipate we are on the cusp of exponential growth in the near future.  The pieces are all in place.  We will continue to use our engineering and political ties to push forward the EFS system into the mainstream in order to promote public safety and fiscal responsibility.

I cannot thank you enough for helping us to get to where we are and I look forward to sending you all great news in the near future.  Thank you for investing not only in us, but also in our infrastructure to ensure its integrity now and in the future.

                                                                                                          Best regards,

                                                                                                           /s/ Robert M. Bernstein
                                                                                                          Robert M. Bernstein
                                                                                                          CEO